Filed pursuant to Rule 424(b)(3)

Registration No. 333-178019

PROSPECTUS

Kips Bay Medical, Inc.

3,164,357 Shares of Common Stock

This prospectus relates to the sale of up to 3,164,357 shares of our common stock by Aspire Capital Fund, LLC.  Aspire Capital is also referred to in this prospectus as the selling stockholder.  The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive proceeds from the sale of the shares by the selling stockholder.  However, we may receive gross proceeds of up to $20.0 million from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on October 24, 2011.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.  We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our common stock is listed on The NASDAQ Capital Market under the ticker symbol “KIPS.”  On April 9, 2012, the last reported sale price per share of our common stock was $1.60 per share.  The shares of common stock offered pursuant to this prospectus have been approved for listing on The NASDAQ Capital Market.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk.  See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2012

ABOUT THIS PROSPECTUS

We incorporate by reference important information about us into this prospectus.  You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information.”  You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Documents by Reference.”  If the information in, or incorporated by reference into, this prospectus conflicts with information in a document incorporated by reference into this prospectus, the information in this prospectus will control.  All references in this prospectus to “Kips Bay,” “the Company,” “we,” “us,” “our” and similar references mean Kips Bay Medical, Inc., unless we state otherwise or the context otherwise requires.

You should rely only on the information contained in, or incorporated by reference into, this prospectus.  We have not authorized anyone to provide you with information that is different.  Neither we, nor the selling stockholder, are making any offer to sell these securities in any jurisdiction where the offer is not permitted.  The information in this prospectus is accurate only as of the applicable dates, regardless of the time of delivery of this prospectus or any issuance or sale of any securities.  Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: Neither we nor the selling stockholder have taken any action to permit a public offering of the shares of our common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States.  You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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SUMMARY

This summary highlights certain information about us, this offering and selected information contained in the prospectus.  This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock.  For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information in the prospectus, including “Risk Factors” and the financial statements and related notes.  Unless we specify otherwise, all references in this prospectus to “Kips Bay,” “we,” “our,” “us” and “our company” refer to Kips Bay Medical, Inc.

Overview

We are a medical device company focused on developing, manufacturing and commercializing our external saphenous vein support technology, or eSVS® MESH, for use in coronary artery bypass grafting, or CABG, surgery.  Our eSVS MESH is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the vein graft.  CABG is one of the most commonly performed surgeries in the United States, with the American Heart Association estimating that 416,000 CABG procedures were performed in the United States in 2009, the most recent year for which the American Heart Association has published such estimates.  In addition, the Millennium Research Group, an independent market research firm, estimates that there will be 165,000 CABG procedures per year in Europe by 2013. In CABG procedures, surgeons harvest blood vessels, including the internal mammary artery from the chest and the saphenous vein from the leg, and attach the harvested vessels to bypass, or provide blood flow around, blocked coronary arteries.  The effectiveness of the procedure, however, is often limited by the failure rate of saphenous vein grafts, which has been shown in various studies to range from 7% to 26% one year after surgery and 39% ten years after surgery.  Failure of these grafts, typically evidenced by partial or complete blockage and reduced or stopped blood flow, can lead to the need for further coronary interventions up to and including additional CABG procedures.  We believe the use of our eSVS MESH with saphenous vein grafts in CABG surgery could improve the long-term outcome of CABG procedures, including improved openness, or patency, and improved blood flow through the saphenous vein graft, resulting in a reduced need for costly and potentially complicated reoperations or revascularization procedures.

We have incurred net losses of $4.3 million and $10.9 million in the years ended December 31, 2011 and December 31, 2010, respectively.  Our net loss for the year ended December 31, 2010 included a non-cash charge of $2.3 million, resulting from a modification to an investor stock purchase option exercised in February 2010, and a $5.0 million charge for the first milestone payment due to Medtronic, Inc. one year after the first commercial sale of our eSVS MESH.

Recent Developments

FDA

The U.S Food and Drug Administration (“FDA”), has reviewed and disapproved our most recent amendment to our application for an investigational device exemption (“IDE”) in March 2011. At that time, the FDA indicated that they intended to review our IDE information with outside experts before they provide further guidance to the Company. Due to internal delays, the FDA did not begin this review until August 2011. In September 2011 the FDA advised us that we had not provided sufficient data to support our request for an IDE for our eSVS MESH. Therefore, we intend to conduct a new feasibility trial in Europe based upon a protocol which incorporates additional guidance/requirements provided by the FDA. In November 2011, we began the process of recruiting study sites and expect to commence enrollment in the summer of 2012. Upon completion of this study, we expect to request an IDE for a pivotal study in the U.S. The results from this pivotal study are intended to provide the basis for filing of a pre-market approval application (“PMA”), which must be approved by the FDA prior to marketing the eSVS MESH in the United States. However, we could be delayed by adverse clinical results or regulatory complications, and we may never receive U.S. marketing approval.

Intellectual Property

As of March 1, 2012, we had six issued patents covering the eSVS MESH: two issued in the U.S. and one each issued in Japan, Europe, Canada and South Africa. The European patent has been validated and is enforceable in six European Countries and we are presently engaged in the grant phase to validate this patent in two additional European Countries. In addition, we have five patent applications pending in the U.S. and eight patent applications pending in countries outside the U.S. covering various aspects of our eSVS MESH.  Our issued patents and pending patent applications include claims directed towards, among other things, the knitted, resilient structure of our eSVS MESH which is designed to provide structural support to inhibit vessel expansion and provide the vein graft with physiological attributes similar to those of an artery, and the surgical procedures relating to implanting our eSVS MESH.

Sales

We commenced shipment of our eSVS MESH in select European markets in June 2010 and as of December 31, 2011 had recognized approximately $475,000 in revenue from sales of our eSVS MESH to distributors in nine countries in Europe and the Middle East.

Competition

We are aware of three early stage companies that are pursuing the development of support systems for saphenous vein grafts used in CABG surgery, one of which has recently commenced its first human feasibility trial.  The key competitive factors affecting the success of our eSVS MESH are likely to be the effectiveness, safety profile and price of our eSVS MESH, as compared to existing methods for CABG surgery and any future product introductions by competitors.

Risks Associated with Our Business

Our business is subject to a number of risks discussed under the heading “Risk Factors” and elsewhere in this prospectus, including, but not limited to, the following:

•

We have a limited operating history, expect future losses, and may be unable to achieve or maintain profitability. Our business and prospects must be considered in light of the significant risks, expenses, and difficulties frequently encountered by medical device companies in their early stage of development.

•

We may be unable to successfully complete our clinical trials, obtain necessary regulatory agency approvals, and commercialize our eSVS MESH, or we may experience significant delays in doing so. If we are unable to prove the safety and effectiveness of our eSVS MESH through clinical trials, we will not receive marketing approvals and we will be unable to sell our eSVS MESH in the United States and other major markets. If we are unable to successfully commercialize our eSVS MESH, our ability to generate revenue will be significantly impaired.

•

We may be unable to obtain market acceptance of our eSVS MESH. If our eSVS MESH does not achieve an adequate level of acceptance by physicians, healthcare payors, and patients, we may not generate meaningful revenue and we may not become profitable.

•

Third-party payors may not provide sufficient coverage or reimbursement to healthcare providers for the use of our eSVS MESH. If our customers are unable to obtain adequate reimbursement for our eSVS MESH, market acceptance of our eSVS MESH would be adversely affected, and if medical institutions are unable to justify the costs of our eSVS MESH, they may refuse to purchase it, which would significantly harm our business.

•

We may be unable to protect our intellectual property rights and claims of infringement or misappropriation of the intellectual property rights of others could prohibit us from commercializing our eSVS MESH.

You should carefully consider these factors, as well as all of the other information set forth in this prospectus, before making an investment decision.

Company Information

We were incorporated in Delaware in May 2007.  Our principal executive offices are located at 3405 Annapolis Lane North, Suite 200, Minneapolis, MN 55447.  Our telephone number is (763) 235-3540, and our website is www.KipsBayMedical.com.  The information contained in or connected to our website is not incorporated by reference into, and should not be considered part of, this prospectus.  Kips Bay Medical®, eSVS®, the Kips Bay Medical logo, and other trademarks or service marks of Kips Bay Medical, Inc. appearing in this prospectus are our property.  Trade names, trademarks, and service marks of other companies appearing in or incorporated by reference into this prospectus are the property of the respective holders.

THE OFFERING

Common stock being offered by the selling stockholder	3,164,357 shares

Common stock outstanding	16,245,579 (1) (as of March 9, 2012)

Use of proceeds

The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $20.0 million in gross proceeds from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. Any proceeds from the selling stockholder that we receive under the purchase agreement are expected be used to seek regulatory approval to market our eSVS MESH in the United States and abroad, including human clinical trials in the United States, and for working capital and general corporate purposes, including commercialization activities for our eSVS MESH in select European and other international markets.

The NASDAQ Capital Market Symbol	KIPS

Listing

The shares of common stock offered pursuant to this prospectus have been approved for listing on The NASDAQ Capital Market. Prior to the Company’s voluntary transfer to The NASDAQ Capital Market effective March 27, 2012, the Company’s stock was approved for listing on The NASDAQ Global Market.

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

(1)           The number of shares of our common stock outstanding as of March 9, 2012 is 16,245,579, and excludes:

•	1,261,000 shares of common stock issuable upon the exercise of outstanding stock options as of the date of this prospectus at a weighted average exercise price of $3.73 per share;

•	515,500 additional shares of common stock reserved and available for future issuances under our 2007 Long-Term Incentive Plan; and

•

103,125 shares of common stock issuable upon exercise of warrants issued to the underwriters in connection with our initial public offering that remain outstanding at an exercise price equal to $10.00 per share.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or the warrants described above.

THE ASPIRE CAPITAL TRANSACTION

On October 24, 2011, we entered into a common stock purchase agreement (referred to in this prospectus as the “Purchase Agreement”), with Aspire Capital Fund, LLC, an Illinois limited liability company (referred to in this prospectus as “Aspire Capital” or the “selling stockholder”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20.0 million of our shares of common stock over the approximately 36-month term of the Purchase Agreement.  In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 378,788 shares of our common stock as a commitment fee (referred to in this prospectus as the “Commitment Shares”).  Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital (referred to in this prospectus as the “Registration Rights Agreement”), in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of March 9, 2012, there were 16,245,579 shares of our common stock outstanding, including the 378,788 Commitment Shares and excluding the 2,785,569 shares offered that may be issuable to Aspire Capital pursuant to the Purchase Agreement.  If all such 3,164,357 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 19.5% of the total common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 3,164,357 shares of our common stock under the Securities Act, which includes the Commitment Shares that have already been issued to Aspire Capital and 2,785,569 shares of common stock which we may issue to Aspire Capital.  All 3,164,357 shares of common stock are being offered pursuant to this prospectus.  If we elect to sell more than the 3,164,357 shares of common stock offered hereby, we must first obtain the approval of our stockholders to do so and register under the Securities Act the sale of any additional shares we may elect to sell to Aspire Capital before we can put such additional shares to Aspire Capital under the Purchase Agreement.

On any trading day on which the closing sale price of our common stock equals or exceeds $1.00, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a “Purchase Notice”), directing Aspire Capital (as principal) to purchase up to 100,000 shares of our common stock per trading day, provided that the aggregate price of such purchase shall not exceed $500,000 per trading day, up to $20.0 million of our common stock in the aggregate at a per share price (the “Purchase Price”) calculated by reference to the prevailing market price of our common stock (as more specifically described under the heading “The Aspire Capital Transaction” later in this prospectus).

In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to the lesser of (i) 100,000 shares and (ii) the number of shares with an aggregate purchase price of $500,000, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on The NASDAQ Capital Market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares we may determine (the “VWAP Purchase Share Volume Maximum”) and a minimum trading price (the “VWAP Minimum Price Threshold”) (as more specifically described below).  The purchase price per Purchase Share pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is calculated by reference to the prevailing market price of our common stock (as more specifically described under the heading “The Aspire Capital Transaction” later in this prospectus).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than $1.00.  All respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.  There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital.  Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement.  There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.  The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

On January 26, 2012, the SEC declared effective the registration statement of which the original prospectus, dated February 1, 2012, (the “Original Prospectus”) was a part, and on January 31, 2012, all conditions to commencement were satisfied and we could begin to sell shares of our common stock to Aspire Capital pursuant to the Purchase Agreement. This post-effective amendment is being filed to (i) include the information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 15, 2012, in our Current Reports on Form 8-K, filed on March 20, 2012 and March 26, 2012, and in our preliminary proxy statement, filed on April 5, 2012, and (ii) make certain other updating revisions to the information contained herein.

RISK FACTORS

You should carefully consider the following information about risks, together with the other information contained in this prospectus and incorporated by reference into this prospectus, before making an investment in our common stock.  If any of the circumstances or events described below actually arises or occurs, our business, results of operations, cash flows and financial condition could be harmed.  In any such case, the market price of our common stock could decline, and you may lose part or all of your investment.

We anticipate future losses and may require additional financing, and our failure to obtain additional financing when needed could force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We expect to incur losses for the foreseeable future, and we may require financing in addition to the proceeds of this offering in order to satisfy our capital requirements.  In particular, we may require additional capital in order to continue to conduct the research and development and obtain regulatory clearances and approvals necessary to bring any future products to market and to establish effective marketing and sales capabilities for existing and future products.  Additional funds may not be available when we need them on terms that are acceptable to us, or at all.  If adequate funds are not available on a timely basis, we may terminate or delay the development of our eSVS MESH, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our eSVS MESH.

We believe that our existing cash and cash equivalents will be sufficient to fund our operations and capital requirements for the next 12 months.  However, changing circumstances may cause us to consume capital faster than we currently anticipate, and we may need to spend more money than currently expected because of such circumstances.  Our future cash needs and the adequacy of our existing cash and cash equivalents will depend on many factors, including:

•              the costs of expanding our distribution network and our manufacturing operations;

•              the degree of success we experience in commercializing our eSVS MESH;

•              the number and types of future products we develop and commercialize;

•              the costs, timing and outcomes of regulatory reviews associated with our future product candidates;

•              the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•              the extent and scope of our general and administrative expenses.

The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources.  The number of shares that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the agreement is limited.  See “The Aspire Capital Transaction” section of this prospectus for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $1.00 per share.  Even if we are able to access the full $20.0 million under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of common stock to Aspire Capital under the Purchase Agreement.  Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all.  If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution.  Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.  Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders.  If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

We are registering for sale the Commitment Shares that we have issued and 2,785,569 shares that we may sell to Aspire Capital under the Purchase Agreement.  It is anticipated that shares registered in this offering will be sold over a period of up to approximately 36 months from February 1, 2012, the date of the Original Prospectus.  The number of shares ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement.  Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline.

Aspire Capital may ultimately purchase all, some or none of the $20.0 million of common stock that, together with the Commitment Shares, is the subject of this prospectus.  Aspire Capital may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement.  Sales by Aspire Capital of shares acquired pursuant to the Purchase Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock.  The sale of a substantial number of shares of our common stock by Aspire Capital in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference into this prospectus, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.  These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.  Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, and the documents incorporated by reference into this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.  Many important factors affect our ability to achieve our objectives, including:

•  our ability to commercialize our eSVS MESH technology;

•  our ability to obtain and maintain foreign and domestic regulatory approvals of our eSVS MESH technology;

•  our ability to obtain coverage and reimbursement from third-party payors for our eSVS MESH technology and the extent of such coverage;

•  the successful development of our distribution and marketing capabilities;

•  our ability to attract and retain scientific, regulatory, and sales and marketing support personnel;

•  our ability to obtain and maintain intellectual property protection for our eSVS MESH technology;

•  any future litigation regarding our business, including product liability claims;

•  changes in governmental laws and regulations relating to healthcare;

•  the availability and cost of third-party products and the ability of our suppliers to timely meet our demands;

•  changes affecting the medical device industry;

•  general and economic business conditions; and

•  the other risks described under “Risk Factors” in this prospectus or incorporated by reference into this prospectus.

Forward-looking statements are based upon our current expectations and beliefs and are subject to risks and uncertainties.  We may not actually achieve the plans, intentions or expectations described in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations described in the forward-looking statements we make.  We have included important factors in the cautionary statements included in, and incorporated by reference into, this prospectus, particularly in the “Risk Factors” section of this prospectus and Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, that we believe could cause actual results or events to differ materially from those expressed or implied by our forward-looking statements.  Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

You should read this prospectus completely.  Other than as required by law, we undertake no obligation to update these forward-looking statements, even though our situation may change in the future.  We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

Information and management estimates contained in this prospectus, and the documents incorporated by reference into this prospectus, concerning the medical device industry and the coronary artery bypass graft market, including our general expectations and market position, market opportunity and market share, are based on publicly available information, such as clinical studies, academic research reports and other research reports.  The management estimates are also derived from our internal research, using assumptions made by us that we believe to be reasonable and our knowledge of the industry and markets in which we operate and expect to compete.  None of the sources cited in this prospectus, and the documents incorporated by reference into this prospectus, has consented to the inclusion of any data from its reports, nor have we sought their consent.  Our internal research has not been verified by any independent source, and we have not independently verified any third-party information. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus.  The information incorporated by reference into this prospectus is considered to be part of this prospectus.  We incorporate by reference into this prospectus the documents listed below:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 15, 2012;

•                  our Current Reports on Form 8-K filed with the SEC on March 20, 2012 and March 26, 2012; and

•                  our Preliminary Proxy Statement on Schedule PRE 14A filed with the SEC on April 5, 2012.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into the prospectus but not delivered with the prospectus, upon written or oral request and at no cost to the requester.  You may request a copy of any or all of the information incorporated by reference into this prospectus, at no cost, by writing, telephoning, or emailing us at the following address:

Kips Bay Medical, Inc.
3405 Annapolis Lane North, Suite 200

Minneapolis, Minnesota 55447

(763) 235-3540

Scott.Kellen@KipsBayMedical.com

You may also obtain copies of our SEC filings as described in the “Where You Can Find More Information” section of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus.  The registration statement, including the attached exhibits and schedules and the information incorporated by reference into this prospectus, contains additional relevant information about us and the securities.  The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s website at http://www.sec.gov.  We also maintain a web site at http://www.KipsBayMedical.com through which you can access our SEC filings.  The information set forth on our web site is not part of this prospectus.

SELECTED FINANCIAL DATA

The following tables summarize our selected financial data for the periods and as of the dates indicated.  The selected financial data should be read in conjunction with, and are qualified by reference to, our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus.  We have derived the selected financial data presented below as of December 31, 2007, 2008 and 2009, and for the period from May 1, 2007 (date of inception) through December 31, 2007 and the year ended December 31, 2008 from our audited financial statements not included or incorporated by reference into this prospectus. We derived the selected financial data presented below as of December 31, 2010 and 2011, and for the years ended December 31, 2009, 2010 and 2011, from our audited financial statements incorporated by reference into this prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Period from
	May 1, 2007 (Date
	of Inception) to
	December 31,	Year Ended December 31,
	2007	2008	2009	2010	2011

Statements of Operations Data:
Net sales	$—	$—	$—	$223	$252
Cost of sales	—	—	—	(77)	(91)

Gross profit	—	—	—	146	161
Operating expenses:
Research and development	196	2,635	3,004	2,521	1,675
Selling, general and administrative	381	754	779	1,326	2,755
Milestone expense	—	—	—	5,000	—

Operating loss	(577)	(3,389)	(3,783)	(8,701)	(4,269)
Interest income	65	52	17	12	19
Interest expense	(164)	(390)	(181)	(1)	—
Impairment of available for sale securities	—	(85)	—	—	—
Realized gain on sale of short-term investments	—	—	—	46	—
Change in fair value of investor stock purchase option	—	—	610	(2,290)	—

Net loss before income taxes	$(676)	$(3,812)	$(3,337)	$(10,934)	$(4,250)

Provision for income tax benefit	—	—	—	42	—

Net loss attributable to common stockholders	(676)	(3,812)	(3,337)	(10,892)	(4,250)

Basic and diluted net loss per share	$(0.16)	$(0.62)	$(0.30)	$(0.81)	$(0.27)

Weighted average common shares outstanding — basic and diluted	4,106,557	6,100,767	11,069,342	13,431,661	15,557,969

	As of December 31,
	2007	2008	2009	2010	2011

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$2,370	$1,124	$3,417	$3,784	$9,168
Working capital	2,262	607	2,226	(18)	9,940
Total assets	2,637	1,452	3,740	6,172	10,667
Long-term debt, net	2,770	2,862	—	—	—
Total stockholders’ equity (deficit)	$(305)	$(2,016)	$2,512	$448	$10,407

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus.  We will not receive proceeds from the sale of the shares by the selling stockholder.  However, we may receive up to $19.2 million in net proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement.  Pursuant to an Engagement and Fee Letter, dated as of October 13, 2011, by and between the Company and Cohen and Company Capital Markets, LLC (“CCCM”), we will pay to CCCM a cash fee equal to three percent (3%) of the aggregate consideration paid or payable for any securities sold to Aspire Capital for CCCM’s services as financial advisor to the transaction, which payment would be $600,000 if the Company sells $20.0 million of common stock to Aspire Capital under the Purchase Agreement.  We will bear all reasonable expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by Aspire Capital.  Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by Aspire Capital.

Assuming the sale by us of all $20.0 million of common stock to Aspire Capital and estimated expenses of $0.8 million, including fees payable to CCCM, the net proceeds to us would be $19.2 million.  We intend to use all such net proceeds for seeking regulatory approval to market our eSVS MESH in the United States and abroad, including human clinical trials and for working capital and general corporate purposes, including commercialization activities for our eSVS MESH in select European and other international markets.

The expected use of net proceeds represents our current intentions based upon our present plans and business conditions; however, there may be circumstances where a reallocation of funds is necessary.  The amount and timing of our actual expenditures depend on numerous factors, including the costs of seeking regulatory approval in the United States and abroad.  The costs and timing of the development, particularly conducting clinical studies and trials, regulatory approval and commercialization of medical devices are highly uncertain, are subject to substantial risks and can often change.  Accordingly, we may change the allocation of use of these proceeds as a result of contingencies such as the progress and results of our clinical studies and trials and other development and commercialization activities, manufacturing requirements and regulatory or competitive developments.  A portion of the net proceeds may be used to acquire or invest in complementary businesses, technologies, services or products in the event we identify opportunities for such acquisitions or investments that we believe are in the best interests of our stockholders.  We have no current plans, agreements or commitments with respect to any such acquisition or investment, and we are not currently engaged in any negotiations with respect to any such transaction.  Management will retain broad discretion in the allocation of the net proceeds of this offering.  You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

DILUTION

If you acquire shares of our common stock from the selling stockholder in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.  Our historical net tangible book value of common stock as of December 31, 2011 was $10.4 million, or $0.64 per share of common stock.  Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding.

After giving effect to (i) the issuance of the 378,788 Commitment Shares and (ii) the sale of 2,785,569 shares of common stock (the maximum number of additional Purchase Shares that can be sold so as not to exceed 19.9% of our outstanding common stock on the date of the Purchase Agreement) in the aggregate amount of $2.79 million at an assumed offering price of $1.00 per share, and after deducting estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2011 would have been $13.0 million, or $0.68 per share of common stock.  This represents an immediate increase in pro forma net tangible book value of $0.04 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $0.32 per share to investors participating in this offering.  The following table illustrates this per share dilution:

Assumed public offering price per share		$1.00
Historical net tangible book value per share as of December 31, 2011	$0.64
Increase in net tangible book value per share attributable to this offering	0.04
Pro forma net tangible book value per share after this offering		0.68
Dilution per share to investors participating in this offering		$0.32

The shares sold in this offering, if any, in addition to the Commitment Shares, may be sold from time to time at various prices.

Each $1.00 increase in the per share price at which we sell shares to Aspire Capital under the Purchase Agreement from the assumed offering price of $1.00 per share would increase our pro forma net tangible book value by $2.7 million, our pro forma net tangible book value per share by $0.14 and reduce dilution per share to new investors purchasing shares of common stock in this offering by $0.14, assuming that the number of shares of common stock offered, as set forth on the cover page of this prospectus, remains the same and after deducting estimated aggregate offering expenses payable by us.  This information is supplied for illustrative purposes only.

The table and calculations set forth above are based on the number of shares of common stock outstanding as of March 9, 2012 and assumes no exercise of any outstanding options or warrants.  To the extent that options or warrants are exercised, there will be further dilution to new investors.

The above information excludes:

•                          1,261,000 shares of common stock issuable upon the exercise of outstanding stock options as of the date of this prospectus at a weighted average exercise price of $3.73 per share;

•                          515,500 additional shares of common stock reserved and available for future issuances under our 2007 Long-Term Incentive Plan; and

•                          103,125 shares of common stock issuable upon exercise of warrants issued to the underwriters in connection with our initial public offering that remain outstanding at an exercise price equal to $10.00 per share.

THE ASPIRE CAPITAL TRANSACTION

General

On October 24, 2011, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20.0 million of our shares of common stock over the term of the Purchase Agreement.  In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital the Commitment Shares.  Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of March 9, 2012, there were 16,245,579 shares of our common stock outstanding, including the 378,788 Commitment Shares, and excluding the 2,785,569 shares that may be issuable to Aspire Capital pursuant to the Purchase Agreement.  If all such 3,164,357 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 19.5% of the total common stock outstanding as of the date hereof.  The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 3,164,357 shares of our common stock under the Securities Act, which includes the Commitment Shares that have already been issued to Aspire Capital and 2,785,569 shares of common stock which we may issue to Aspire Capital.  All

3,164,357 shares of common stock are being offered pursuant to this prospectus.  Under the Purchase Agreement, we have the right but not the obligation to issue more than the 2,785,569 shares of common stock included in this prospectus to Aspire Capital under the Purchase Agreement.  If we elect to issue more than the 3,164,357 shares of common stock offered hereby, we must first obtain the approval of our stockholders to do so and register under the Securities Act the sale by Aspire Capital of any additional shares we may elect to issue to Aspire Capital before we can issue such additional shares to Aspire Capital under the Purchase Agreement.

On any trading day on which the closing sale price of our common stock is not less than $1.00 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 100,000 shares of our common stock per business day, up to $20.0 million of our common stock in the aggregate at a Purchase Price calculated by reference to the prevailing market price of our common stock over the preceding 12-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $500,000 per trading day.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to the lesser of (i) 100,000 shares and (ii) the number of shares with an aggregate purchase price of $500,000, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on The NASDAQ Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold.  The VWAP Purchase Price is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than $1.00.  There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital.  Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement.  There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.  The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

On January 26, 2012, the SEC declared effective the registration statement of which the Original Prospectus was a part, and on January 31, 2012, all conditions to commencement were satisfied and, as of that date, we were eligible to begin to sell shares of our common stock to Aspire Capital pursuant to the Purchase Agreement. This post-effective amendment is being filed to (i) include the information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 15, 2012, in our Current Reports on Form 8-K, filed on March 20, 2012 and March 26, 2012, and in our preliminary proxy statement, filed on April 5, 2012, and (ii) make certain other updating revisions to the information contained herein.

Purchase Of Shares Under The Common Stock Purchase Agreement

Under the common stock Purchase Agreement, on any trading day selected by us on which the closing sale price of our common stock exceeds $1.00 per share, we may present Aspire Capital with a Purchase Notice directing Aspire Capital to purchase up to 100,000 shares of our common stock per trading day; however, no sale pursuant to a Purchase Notice may exceed $500,000 per trading day.  The Purchase Price of such shares is equal to the lesser of:

•                  the lowest sale price of our common stock on the purchase date; or

•                  the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to the lesser of (i) 100,000 shares and (ii) the number of shares with an aggregate purchase price of $500,000, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the our common stock traded on The NASDAQ Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 90% of the closing price of the Company’s common stock on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice.  The VWAP Purchase Price of such shares is the lower of:

•                  the Closing Sale Price on the VWAP Purchase Date; or

•                  95% of the volume-weighted average price for our common stock traded on The NASDAQ Capital Market:

•                  on the VWAP Purchase Date, if the aggregate shares to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum; or

•                  during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on The NASDAQ Capital Market exceed the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the Company’s common stock falls below the VWAP Minimum Price Threshold.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the purchase price.  We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the closing sale price of our common stock is less than $1.00 per share.

Compliance with The NASDAQ Capital Market Rules

The Purchase Agreement provides that the number of shares that may be sold pursuant to the Purchase Agreement shall be limited to 19.9% of our outstanding shares as of October 24, 2011, the date of the Purchase Agreement, unless stockholder approval is obtained to issue more than 19.9% to be in compliance with the applicable listing maintenance rules of The NASDAQ Capital Market.  If all 3,164,357 shares of our common stock offered hereby were issued and outstanding as of that date, such shares would represent 19.9% of the 15,821,791 shares of common stock outstanding before the issuance of the Commitment Shares to Aspire Capital.  We currently intend to seek stockholder approval of the transactions contemplated by the Purchase Agreement.

Events of Default

Generally, Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following events of default:

•                  the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC, such lapse or unavailability may continue for a period of no more than 30 consecutive business days;

•                  the suspension from trading or failure of our common stock to be listed on our principal market for a period of ten consecutive business days;

•                  the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the OTC Bulletin Board, the NASDAQ Capital Market, the NASDAQ Global Select Market, the New York Stock Exchange or the NYSE AMEX Equities;

•                  our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•                  any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

•                  if we become insolvent or are generally unable to pay our debts as they become due; or

•                  any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 3,164,357 shares registered in this offering.  It is anticipated that shares registered in this offering will be sold over a period of up to approximately 36 months from February 1, 2012, the date of the Original Prospectus.  The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile.  Aspire Capital may ultimately purchase all, some or none of the 2,785,569  shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares.  Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock.  However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital

In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $20.0 million of our shares of common stock.  However, we estimate that we will sell no more than 2,785,569 shares to Aspire Capital under the Purchase Agreement (exclusive of the Commitment Shares), all of which are included in this offering.  Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 3,164,357 shares included in this prospectus to Aspire Capital under the Purchase Agreement.  In the event we elect to issue more than 3,164,357 shares under the Purchase Agreement, we will be required to first obtain the approval of our stockholders to do so and file a new registration statement and have it declared effective by the SEC.  The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.  The following table sets forth the number and percentage of outstanding shares to be held by Aspire Capital after giving effect to the sale of shares of common stock issued to Aspire Capital at varying purchase prices (but excluding the Commitment Shares):

Assumed Average Purchase Price	Proceeds from the Sale of Shares to Aspire Capital Under the Purchase Agreement Registered in this Offering	Number of Shares to be Issued in this Offering at the Assumed Average Purchase Price (1)	Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital (2)
$1.00	$2,785,569	2,785,569	14.6%
$1.50	$4,178,354	2,785,569	14.6%
$2.00	$5,571,138	2,785,569	14.6%
$3.00	$8,356,707	2,785,569	14.6%
$4.00	$11,142,276	2,785,569	14.6%
$5.00	$13,927,845	2,785,569	14.6%
$6.00	$16,713,414	2,785,569	14.6%
$7.00	$19,498,983	2,785,569	14.6%
$8.00	$20,000,000	2,500,000	13.3%

(1)                                Excludes 378,788 Commitment Shares issued under the Purchase Agreement between the Company and Aspire Capital.

(2)                                The denominator is based on 16,245,579 shares outstanding as of March 9, 2012, which includes the 378,788 shares previously issued to Aspire Capital, and the number of shares set forth in the adjacent column which we would have sold to Aspire Capital. The numerator is based on the number of shares which we may issue to Aspire Capital under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed purchase price set forth in the adjacent column, but excludes the Commitment Shares previously issued to Aspire Capital.

SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus.  When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering.  Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder and as of the date the same was provided to us, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.”  We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock.  In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933 after the date on which it provided the information set forth in the table below.

	Shares of Common Stock Owned			Shares of Common	Beneficial Ownership After this Offering (1)
Name	Prior to this Offering		%(2)	Stock Being Offered	Number of Shares	% (2)
Aspire Capital Fund, LLC (3)	378,788	(4)	2.3%	3,164,357	—	—

(1)                                 Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)                                 Based on 16,245,579 shares of common stock outstanding on March 9, 2012.

(3)                                 Steven G. Martin, Erik J. Brown & Christos Komissopoulos, the principals of Aspire Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Aspire Capital.  Messrs. Martin, Brown & Komissopoulos have shared voting and investment power over the shares being offered under this prospectus.  Aspire Capital is not a registered broker-dealer or an affiliate of a registered broker-dealer.

(4)                                 As of March 9, 2012, 378,788 shares of our common stock had been acquired by Aspire Capital under the Purchase Agreement, consisting of shares we issued to Aspire Capital as a commitment fee.  We may elect in our sole discretion to sell to Aspire Capital up to an additional 2,785,569 shares under the Purchase Agreement but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Aspire Capital, the selling stockholder.  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•                  ordinary brokers’ transactions;

•                  transactions involving cross or block trades;

•                  through brokers, dealers, or underwriters who may act solely as agents;

•                  “at the market” into an existing market for the common stock;

•                  in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•                  in privately negotiated transactions; or

•                  any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.  In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.

Aspire Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between Aspire Capital, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.  Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.  Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Aspire Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of shares by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated stock, par value $0.01 per share.

The following summarizes important provisions of our common stock and describes certain material provisions of our certificate of incorporation and amended and restated bylaws.  This summary is qualified by our certificate of incorporation and amended and restated bylaws, which are exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

Outstanding Shares

As of March 9, 2012, there were 16,245,579 shares of common stock outstanding held of record by 68 stockholders.  After giving effect to the sale of common stock offered in this offering, there will be 19,031,148 shares of common stock outstanding.

Dividend Rights

The holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared out of legally available funds at the times and the amounts as our board of directors may from time to time determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors.  Our certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights.  Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

No Preemptive or Similar Rights

The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Undesignated Stock

Our board of directors has the authority, without first obtaining approval of our stockholders, to establish from the undesignated shares, one or more series of preferred stock and to fix the powers, preferences, rights and limitations of such class or series, including dividend rights, voting rights, and the right to receive liquidation distributions.

Options

As of December 31, 2011, we have outstanding options to purchase an aggregate of 1,261,000 shares of our common stock at a weighted average exercise price of $3.73 per share under our 2007 Long-Term Incentive Plan.  All outstanding options provide for adjustments in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in our corporate structure.  As of December 31, 2011, 515,500 additional shares are reserved and available for issuance under our 2007 Long-Term Incentive Plan.

Restricted Stock Grants

Each non-employee director receives restricted stock in recognition of each director’s service to the Company and to further align director and stockholder interests.  Upon joining the board in February 2011, each of our non-employee directors received a restricted stock grant of 30,000 shares of common stock, which will vest in four annual increments, beginning with the one-year anniversary of the director’s appointment to the board. On

December 13, 2011, each non-employee director also received a restricted stock grant of 15,000 shares of common stock, which will vest on the one-year anniversary of the grant date.

Registration Rights

The Investment Agreement, dated July 19, 2007, between Kips Bay Investments, LLC (“KBI”) and us provides that we will file a registration statement under the Securities Act of 1933, as amended, covering the re-sale of 1,000,000 or more shares of our common stock within 90 days of a request by KBI.  We are not obligated to take any registration-related actions during the following periods:

•             prior to the date that is six months following the effective date of our first registered public offering pursuant to a firm commitment underwritten offering;

•             during the period starting with the date that is 90 days prior to our good faith estimated date of filing of, and ending on the date three months immediately following the effective date of, any registration statement pertaining to our securities, provided certain conditions are met;

•             after we have effected two registrations of our securities for KBI, excluding registrations effected on Form S-3 or any successor form, and such registrations have been declared effective; and

•             if we furnish to KBI a certificate stating that in the good faith judgment of the board of directors that it would be seriously detrimental to us or our stockholders for a registration statement to be filed in the near future, which certificate may only be used once in any 12-month period, and which certificate may only defer our registration obligation for a maximum of 120 days.

The Company has also granted registration rights to Rodman & Renshaw, LLC and its affiliates pursuant to an option agreement for the purchase of common stock, which provides for certain demand and piggyback registration rights to holders of such options beginning February 10, 2012.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests.  Therefore, these provisions could adversely affect the price of our common stock.  Among other things, our certificate of incorporation and amended and restated bylaws:

•             provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•             require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•             provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•             do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•             provide that special meetings of our stockholders may be called only by the Chairman of the Board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•             provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 662/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

The amendment of any of these provisions requires approval by the holders of at least 662/3% of our then outstanding common stock, voting as a single class.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•             prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•             the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•             on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•             any merger or consolidation involving the corporation and the interested stockholder;

•             any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•             subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•             the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Limitation on Liability of Directors and Indemnification

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•             breach of their duty of loyalty to us or our stockholders;

•             act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•             unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

•             transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.  Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit indemnification.  We have obtained a directors’ and officers’ liability insurance policy.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and amended and restated bylaws.  These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Stock Exchange

Our common stock has been approved for listing on the NASDAQ Capital Market under the symbol “KIPS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

LEGAL MATTERS

The validity of the issuance of the shares of our common stock described in this prospectus has been passed upon for us by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given their authority as experts in accounting and auditing.

Kips Bay Medical, Inc.

3,164,357 Shares of Common Stock